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                                                                    EXHIBIT 17.4

                           [WHITE & CASE LETTERHEAD]

October 8, 2001

VIA FAX - (305) 592-2582

Juan Diaz, Esq.
General Counsel
United Petroleum Corporation
5800 Northwest 74th Avenue, Suite 101
Miami, Florida 33166

Dear Juan:

         I am hereby resigning as a member of the Board of Directors of United Petroleum Corporation effective today.

         Please notify all members of the Board and corporate senior management of this action and make appropriate public company disclosures.

                                   Sincerely,

                                   /s/ JACK PEEPLES

                                   Jack Peeples